Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Emera US Finance LP and Emera US Holdings Inc. of our report dated February 26, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of TECO Energy, Inc. included within the TECO Energy, Inc. Form 10-K for the year ended December 31, 2015 and our report dated February 26, 2016 relating to the financial statements of TECO Energy, Inc. included in the Emera Incorporated Form 6-K dated August 17, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, FL

December 1, 2016